October 24, 2000

Smith Barney Intermediate Municipal Fund, Inc.
7 World Trade Center
New York, New York  10048

Ladies and Gentlemen:

We have acted as counsel to Smith Barney Intermediate Municipal Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, in connection with its proposed merger (the "Merger") with Smith Barney Municipal Fund, Inc. ("SBT"), a corporation organized under the laws of the State of Maryland. Pursuant to the Merger, outstanding shares of common stock, $.001 par value, of SBT (the "SBT Shares") will be converted into full shares of common stock, $.001 par value, of the Fund (the "SBI Shares").

We have examined copies of the Charter and By-Laws of the Fund, as amended, the Fund's Registration Statement on Form N-14 (Securities File No. 333-45840) with respect to the Merger (the "Registration Statement"), substantially in the form in which it is to become effective, the Merger Agreement and Plan of Reorganization, dated October 23, 2000 (the "Agreement"), resolutions adopted by the Fund's Board of Directors and other records and documents that we have deemed necessary or appropriate for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. We have also assumed that the terms of the Agreement are fair and reasonable to the Fund. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others. As to matters governed by the laws of the State of Maryland, we have relied upon the opinion of Venable, Baetjer and Howard, LLP that is attached to this opinion.

Based upon the foregoing, we are of the opinion that when the Merger has been duly approved by the stockholders of the Fund, appropriate Articles of Merger with respect to the Merger have been accepted for record by the Maryland State Department of Assessments and Taxation and the SBT
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Smith Barney Intermediate Municipal Fund, Inc.
October 24, 2000
Page 2


Shares have been converted into SBI Shares pursuant to the Agreement and the Articles of Merger and in the manner described in the Registration Statement, the SBI Shares will have been validly and legally authorized and issued and will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the Proxy Statement/Prospectus included as part of the Registration Statement.

Very truly yours,


/s/ Willkie Farr & Gallagher